EXHIBIT 99.1

SHUFFLE MASTER, INC. 1106 Palms Airport Dr. Las Vegas, NV 89119 www.shufflemaster.com
News Release
FOR FURTHER INFORMATION CONTACT: Julia Boguslawski Investor Relations ph: (702) 897-7150 fax: (702) 270-5161	Timothy J. Parrott, CEO Coreen Sawdon, CAO & Acting CFO ph: (702) 897-7150 fax: (702) 270-5161

Shuffle Master, Inc. Reports Second Quarter 2009 Results

LAS VEGAS, Nevada, Tuesday, June 9, 2009 - Shuffle Master, Inc. (NASDAQ Global Select Market:  SHFL) (“Shuffle Master” or the “Company”) today announced its results for the second quarter ended April 30, 2009.

Second Quarter 2009 Highlights

◆	Revenue decreased by 8% to $45.3 million from the prior year period.
o	Total lease and service revenue was a Company record, up 7% year-over-year and totaled $20.5 million, or 45% of revenue.
◆	Net income increased 50% year-over-year to $4.6 million.
◆
Diluted earnings per share (“EPS”) totaled $0.09 and included ($0.05) for severance charges related to the retirement of the Company’s former CEO and the departure of a senior executive, $0.02 related to the gain on debt extinguishment, and $0.02 for discrete tax events during the quarter.

◆	On April 15, 2009, the Company purchased 99.9% of the remaining $30.3 million on its outstanding contingent convertible senior notes (“Notes”).
o	On May 29, 2009, the Company satisfied the remaining $8,000 on its Notes.
◆
Net debt (total debt, less cash and cash equivalents) totaled $100.7 million compared to $119.8 million as of October 31, 2008.  The Company’s debt compliance calls for a maximum allowable leverage ratio of 4.25 times EBITDA (as defined); currently leverage stands at 1.96 times EBITDA (as defined).

“Shuffle Master had a decent second quarter given the magnitude of the economic climate.  We remain focused on maintaining the discipline and rigor necessary to create long-term shareholder value, and we are taking aggressive steps to work with our customers to maximize their floor potential during this challenging time,” said Tim Parrott, Chief Executive Officer.

	Three Months Ended April 30,		Six Months Ended April 30,
	2009	2008	2009	2008
	(In thousands, except per share amounts)

Revenues:
Lease & Service	$20,528	$19,234	$40,841	$37,986
Sales & Other	24,766	29,769	38,952	48,914
Total Revenue	$45,304	$49,003	$79,793	$86,900

Net Income	$4,577	$3,048	$3,604	$1,245
Adjusted EBITDA¹	$13,579	$14,784	$22,838	$20,747
Diluted EPS	$0.09	$0.09	$0.07	$0.04

Second Quarter Financial Summary

◆	Gross margin decreased year-over-year from 60% to 57%.
◆	Adjusted EBITDA¹ totaled $13.6 million, down 8% from $14.8 million in the comparable year-ago quarter.
o	After approximately $2.1 million in add-backs related to cash compensation for severance charges, adjusted EBITDA was $15.7 million and increased as a percentage of total revenue.
◆
Operating expenses, adjusted for severance charges of $4.4 million related to the retirement of the Company’s former CEO and the departure of a senior executive, decreased year-over-year by 14% to $18.1 million.

o	Selling, General and Administrative (“SG&A”) expense, adjusted for severance charges, decreased by $2.7 million, and as a percentage of revenue, from the prior year period.

“We are very pleased by the progress we have made to date on our cost saving initiatives as well as our strong balance sheet and healthy liquidity,” commented Coreen Sawdon, CAO and Acting CFO.  “With almost $15 million in cash, the complete elimination of the convertible notes on our balance sheet and the consistent reduction of debt every quarter, Shuffle Master is well-positioned to weather the recession. Furthermore, we will continue to take the steps necessary to scale our cost structure.”

Second Quarter Operating Highlights

◆	Total lease and service revenue of $9.3 million in the Utility segment was a Company record.
◆	Total royalty, lease and service revenue of $2.8 million in the ETS segment was a Company record.
◆	Significant year-over-year placements of the iDeal™ shuffler, bringing the total installed base to 834 units:
◆	664 units installed from the prior year period; 215 of those were installed in the second quarter 2009.
◆	Solid year-over-year growth of 168 units in table game bonusing add-ons related largely to increases in Fortune Pai Gow Poker® Progressive and the growing popularity of Three Card Poker® Progressive.
◆	Table Master™ installed base grew 31% from the prior year period to a total of 2,255 seats.

Comparative information for each of the Company’s four segments – Utility, Proprietary Table Games, Electronic Table Systems and Electronic Gaming Machines – is provided below.

Utility

	Three Months Ended
	April 30,
	2009	2008

Shuffler installed base (end of quarter):
Lease units, end of quarter	5,565	5,354
Sold units, inception-to-date
Beginning of quarter	23,010	20,703
Sold during quarter	672	743
Less trade-ins and exchanges	(101)	(20)
Sold units, end of quarter	23,581	21,426
Total installed base (2)	29,146	26,780

◆	Total revenue decreased 9% to $20.0 million as compared to $21.9 million in the prior year period.
◆	Total lease and service revenue grew 9% year-over-year and reached a record $9.3 million.
◆	Total shuffler installed base grew by 2,366 units year-over-year, reaching a record high of 29,146 units.
◆	Total leased shuffler installed base grew year-over-year by 211 units to 5,565 units.
◆	Gross margin of 60% reflects an increase of 4% and 6% from the prior year period and prior sequential quarter, respectively.

Proprietary Table Games

	Three Months Ended
	April 30,
	2009	2008

PTG installed base (end of quarter):
Royalty units, end of quarter	3,867	4,082
Sold units, inception-to-date
Beginning of quarter	1,609	1,460
Sold during quarter	90	66
Sold units, end of quarter	1,699	1,526
Total installed base (2)	5,566	5,608

PTG bonusing add-ons installed base	647	479

◆	Total revenue decreased 10% to $8.9 million as compared to $9.8 million in the prior year period.
◆	Total royalty, lease and service revenue increased 3% year-over-year to $8.4 million, due to strong progressive upgrades to existing tables.
◆	Total installations of table games remained relatively flat year-over-year at 5,566 units, of which 69% were units on lease.
◆	Table game bonusing add-ons reached a total installed base of 647 units.
o	The growth of add-ons to existing tables contributed to the increase in the PTG average lease price to $720 as compared to $670 in the prior year period.

Electronic Table Systems

	Three Months Ended
	April 30,
	2009	2008

ETS installed base (end of quarter):
Lease seats, end of quarter	1,668	1,268
Sold seats, inception-to-date
Beginning of quarter	5,837	5,154
Sold during quarter	146	178
Sold seats, end of quarter	5,983	5,332
Total installed base (2)	7,651	6,600

◆	Total revenue decreased 14% to $5.7 million as compared to $6.7 million in the prior year period.
◆	Total royalty, lease and service revenue was a record $2.8 million, up 13% from the prior year period, as a result of a 32% increase of seats on lease.
◆	Total installations of e-Table seats grew by 16% year-over-year, reaching a record high of 7,651 seats.
◆	Total installed base of leased seats reached a record 1,668, up 400 seats year-over-year.
◆	Increased seats on lease were predominantly due to Table Master placements with proprietary titles such as Royal Match 21® and Three Card Poker®.

Electronic Gaming Machines

	Three Months Ended
	April 30,
	2009	2008
EGM installed base (end of quarter):
Sold seats, inception-to-date
Beginning of quarter	21,653	19,269
Sold during quarter	742	550
Sold seats, end of quarter	22,395	19,819
Total installed base (2)	22,395	19,819

◆	Total revenue for the current quarter remained relatively flat at $10.7 million as compared to the prior year period, but increased as a percentage of total revenue.
o	On a local currency basis, revenue increased 38% year-over-year.
◆	Total installations of EGM seats grew 13% year-over-year, or 2,576 seats, reaching a record high of 22,395 seats.
o	742 EGM seats sold in the quarter as compared to 550 in the comparable year-ago quarter, representing a 35% increase.
◆	Rollout of new Grand Central™ progressive link is gaining momentum in the Australasian market.

Operating Expenses

	Three Months Ended
	April 30,
	2009	2008
	(In thousands)

Selling, general and administrative	$18,360	$16,637
Research and development	4,191	4,570
Operating expenses	$22,551	$21,207

◆
Operating expenses, adjusted for severance charges of $4.4 million related to the retirement of the Company’s former CEO and the departure of a senior executive, totaled $18.1 million for the quarter, a decrease of $3.1 million over the prior year quarter.

o	SG&A, excluding severance charges, was $14.0 million, a year-over-year decrease of $2.7 million.
o	Research and Development (“R&D”) expenses totaled $4.2 million, down 8% year-over-year, but remained relatively flat as a percentage of revenue.

Other Income (Expense) and Gain on Early Extinguishment of Debt

	Three Months Ended
	April 30,
	2009	2008
	(In thousands)
Other income (expense):
Interest income	$311	$579
Interest expense	(1,384)	(2,293)
Other, net	1,317	(1,207)
Total other income (expense)	$244	$(2,921)

Gain on early extinguishment of debt	$1,798	$-

◆	Other income totaled $0.2 million, up $3.2 million from the prior year period. The increase was mostly driven by:
o	A net foreign currency gain of $1.4 million in the current quarter as compared to a net foreign currency loss of $1.2 million in the prior year quarter.
o	Interest expense totaled $1.4 million in the current quarter, down $0.9 million year-over-year.
◆
A gain of $1.8 million on the early extinguishment of debt was recognized in the current quarter, primarily related to the Progressive Gaming International Corp. (“PGIC”) Table Game Division minimum consideration.

Taxes

◆	The effective tax rate for the quarter was 11.8% and was favorably impacted by discrete items recognized in the quarter, including a true-up for executive compensation and foreign R&D expense.

Balance Sheet, Cash Flows & Capital Deployment

	April 30,	October 31,
	2009	2008
	(In thousands)

Cash and cash equivalents	$14,902	$5,374
Total debt	(115,565)	(125,149)
Total net debt	$(100,663)	$(119,775)

	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2009	2008	2009	2008
	(In thousands)

Cash Flow Data:

Cash provided by operating activities	$11,071	$15,208	$19,097	$25,360

Cash used by investing activities	$(1,789)	$(2,334)	$(2,227)	$(7,263)

Cash used by financing activities	$(3,131)	$(14,398)	$(7,681)	$(13,453)

◆	Cash and cash equivalents totaled $14.9 million for the second quarter 2009 as compared to $5.4 million as of October 31, 2008.
◆	Total debt was reduced by nearly $10.0 million from October 31, 2008 to $115.6 million.
◆	Operating cash flow for the quarter was $11.1 million as compared to $15.2 million in the prior year period.
o	The decline in operating cash flow was predominantly attributed to increased inventory, offset by other working capital adjustments.
◆	Capital expenditures were $6.2 million for the quarter compared to $4.6 million in the second quarter of 2008.
o	Approximately $3.0 million was related to the Elixir Gaming Technologies purchase and settlement agreement, and the PGIC/International Game Technology (“IGT”) transaction.
o	It is expected that capital expenditures may grow as the Company increases its leased asset base of more capital intensive products such as those in the ETS segment.
◆	The Company’s debt compliance requires that it maintain an interest coverage ratio of at least 3.0 to 1.0; currently, the Company is at 11.7 to 1.0.

“Since becoming CEO on March 15th, I’ve had the opportunity to assess our business and products,” commented Parrott.  “I’m very encouraged about our future based on what I’ve seen and heard spending time with our management team, employees, and customers.  We have an excellent mix of products coupled with a solid team and platform for growth going forward.”

Further detail and analysis of the Company’s financial results for the three and six months ended April 30, 2009, will be included in its Form 10-Q, which has been filed with the Securities and Exchange Commission today, June 9, 2009.  Further detail and analysis of the Company’s financial results for the year ended October 31, 2008, is included in its Form 10-K, which has been filed with the Securities and Exchange Commission.

Webcast & Conference Call Information

Company executives will provide additional perspective on the Company’s second quarter earnings results during a conference call on June 9, 2009 at 2 pm Pacific Time.  Those interested in participating in the call may do so by dialing (201) 689-8263 or toll-free (877) 407-0792 and requesting Shuffle Master’s Second Quarter 2009 Conference Call.  A hardcopy of the presentation materials may be printed from the Shuffle Master, Inc. website, www.shufflemaster.com, shortly before the start of the call.  In conjunction with the call, a live audio webcast may be accessed at www.shufflemaster.com.  In order to access the live audio webcast please allow at least 15 minutes before the start of the call to visit Shuffle Master’s website and download/install any necessary audio/video software for the webcast.  Immediately following the call and through July 9, 2009, a playback can be heard 24-hours a day by dialing (201) 612-7415 or toll-free (877) 660-6853; account number is 3055; conference I.D. number is 323909.

About Shuffle Master, Inc.

Shuffle Master, Inc. is a gaming supply company specializing in providing its casino customers with improved profitability, productivity and security, as well as popular and cutting-edge gaming entertainment content, through value-add products in four distinct categories: Utility products which includes automatic card shuffler, roulette chip sorters and intelligent table system modules, Proprietary Table Games which include live table game tournaments, Electronic Table Systems which include various e-Table game platforms and Electronic Gaming Machines which include traditional video slot machines for select markets and wireless gaming solutions. The Company is included in the S&P Smallcap 600 Index.  Information about the Company and its products can be found on the Internet at www.shufflemaster.com.

###

Forward Looking Statements

This release contains forward-looking statements that are based on management’s current beliefs and expectations about future events, as well as on assumptions made by and information available to management. The Company considers such statements to be made under the safe harbor created by the federal securities laws to which it is subject, and assumes no obligation to update or supplement such statements. Forward-looking statements reflect and are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Risk factors that could cause actual results to differ materially from expectations include, but are not limited to, the following: the Company’s intellectual property or products may be infringed, misappropriated, invalid, or unenforceable, or subject to claims of infringement, invalidity or unenforceability, or insufficient to cover competitors' products; the gaming industry is highly regulated and the Company must adhere to various regulations and maintain its licenses to continue its operations; the search for and the transition to a new chief financial officer could be disruptive to the Company’s business or simply unsuccessful; the Company’s ability to implement its ongoing strategic plan successfully is subject to many factors, some of which are beyond the Company’s control; litigation may subject the Company to significant legal expenses, damages and liability; the Company’s products currently in development may not achieve commercial success; the Company competes in a single industry, and its business would suffer if its products become obsolete or demand for them decreases; any disruption in the Company’s manufacturing processes or significant increases in manufacturing costs could adversely affect its business; the Company’s gaming operations, particularly its Utility, Proprietary Table Games, Electronic Table Systems and Electronic Gaming Machines, may experience losses due to technical difficulties or fraudulent activities; the Company operates in a very competitive business environment; the Company is dependent on the success of its customers and is subject to industry fluctuations; risks that impact the Company’s customers may impact the Company; certain market risks may affect the Company’s business, results of operations and prospects; a continued downturn in general worldwide economic conditions or in the gaming industry or a reduction in demand for gaming may adversely affect the Company’s results of operations; the Company’s domestic and global growth and ability to access capital markets are subject to a number of economic risks; economic, political, legal and other risks associated with the Company’s international sales and operations could adversely affect its operating results; changes in gaming regulations or laws; the Company is exposed to foreign currency risk; the Company could face considerable business and financial risk in implementing acquisitions; if the Company’s products contain defects, its reputation could be harmed and its results of operations adversely affected; the Company may be unable to adequately comply with public reporting requirements; the Company’s continued compliance with its financial covenants in its senior secured credit facility is subject to many factors, some of which are beyond the Company’s control; the restrictive covenants in the agreement governing the Company’s senior secured credit facility may limit its ability to finance future operations or capital needs or engage in other business activities that may be in its interest; the Company’s available cash and access to additional capital may be limited by its leverage; and the Company’s business is subject to quarterly fluctuation. Additional information on these and other risk factors that could potentially affect the Company’s financial results may be found in documents filed by the Company with the Securities and Exchange Commission, including the Company’s current reports on Form 8-K, quarterly reports on Form 10-Q and its latest annual report on Form 10-K.

SHUFFLE MASTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited, in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2009	2008	2009	2008
Revenue:
Product leases and royalties	$18,614	$17,384	$36,970	$34,403
Product sales and service	26,684	31,600	42,794	52,434
Other	6	19	29	63
Total revenue	45,304	49,003	79,793	86,900
Costs and expenses:
Cost of leases and royalties	5,864	5,130	11,703	10,599
Cost of sales and service	13,742	14,683	21,831	25,265
Gross profit	25,698	29,190	46,259	51,036
Selling, general and administrative	18,360	16,637	34,011	35,012
Research and development	4,191	4,570	7,931	9,159
Total costs and expenses	42,157	41,020	75,476	80,035

Income from operations	3,147	7,983	4,317	6,865

Other income (expense):
Interest income	311	579	545	941
Interest expense	(1,384)	(2,293)	(3,256)	(4,644)
Other, net	1,317	(1,207)	468	(854)
Total other income (expense)	244	(2,921)	(2,243)	(4,557)
Gain on early extinguishment of debt	1,798	—	1,961	—
Impairment of investment	—	(433)	-	(433)
Income from operations before tax	5,189	4,629	4,035	1,875
Income tax provision	612	1,580	431	629
Income from continuing operations	4,577	3,049	3,604	1,246
Discontinued operations, net of tax	—	(1)	—	(1)
Net income	$4,577	$3,048	$3,604	$1,245

Basic earnings per share:	$0.09	$0.09	$0.07	$0.04
Diluted earnings per share:	$0.09	$0.09	$0.07	$0.04

Weighted average shares outstanding:
Basic	53,087	34,726	53,073	34,722
Diluted	53,192	34,771	53,186	34,824

SHUFFLE MASTER, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands except share amounts)

	April 30,	October 31,
	2009	2008

ASSETS
Current assets:
Cash and cash equivalents	$14,902	$5,374
Accounts receivable, net of allowance for bad debts of $677 and $584	21,931	28,915
Investment in sales-type leases and notes receivable, net of allowance	3,242	5,655
for bad debts of $211 and $202
Inventories	27,497	22,753
Prepaid income taxes	8,835	7,459
Deferred income taxes	5,630	5,318
Other current assets	5,592	4,925
Total current assets	87,629	80,399
Investment in sales-type leases and notes receivable, net of current portion	1,049	1,961
Products leased and held for lease, net	20,199	21,054
Property and equipment, net	9,113	9,143
Intangible assets, net	70,520	66,153
Goodwill	64,558	60,929
Deferred income taxes	10,763	10,013
Other assets	3,816	12,294
Total assets	$267,647	$261,946

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$7,406	$10,645
Accrued liabilities	12,385	13,269
Customer deposits	2,559	2,211
Deferred revenue	4,412	4,610
Deferred income taxes	822	—
Current portion of long-term debt and other current liabilities	779	41,925
Total current liabilities	28,363	72,660
Long-term debt, net of current portion	114,907	83,396
Other long-term liabilities	4,372	2,659
Deferred income taxes	248	373
Total liabilities	147,890	159,088
Commitments and contingencies
Shareholders' equity:
Common stock, $0.01 par value; 151,368 shares authorized; 53,640 and
53,535 shares issued and outstanding	536	535
Additional paid-in capital	88,551	83,710
Retained earnings	30,427	26,823
Accumulated other comprehensive income (loss)	243	(8,210)
Total shareholders' equity	119,757	102,858
Total liabilities and shareholders' equity	$267,647	$261,946

SHUFFLE MASTER, INC.
SUPPLEMENTAL DATA
(Unaudited, in thousands)

	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2009	2008	2009	2008

Reconciliation of net income to Adjusted EBITDA

Income from continuing operations	$4,577	$3,049	$3,604	$1,246
Other (income)/expense	(244)	2,921	2,243	4,557
Share-based compensation	3,122	954	5,333	2,346
Income tax provision	612	1,580	431	629
Depreciation and amortization	5,512	5,847	11,227	11,536
Loss on investment	—	433	—	433

Adjusted EBITDA (1)	$13,579	$14,784	$22,838	$20,747

1.
Adjusted EBITDA is earnings before other (income)/expense, provision for income taxes, depreciation and amortization, the loss on investment and share-based compensation.  Adjusted EBITDA is presented exclusively as a supplemental disclosure because management believes that it is a useful performance measure and is widely used to measure performance, and as a basis for valuation, within the Company’s industry. Adjusted EBITDA is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.  Management uses Adjusted EBITDA as a measure of the operating performance of its segments and to compare the operating performance of its segments with those of its competitors.  The Company also presents Adjusted EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements.  Gaming equipment suppliers have historically reported Adjusted EBITDA as a supplement to financial measures in accordance with U.S. generally accepted accounting principles (“GAAP”).  Adjusted EBITDA should not be considered as an alternative to operating income as an indicator of the Company’s performance, as an alternate to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP.  Unlike net income, Adjusted EBITDA does not include depreciation and amortization or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital.  The Company compensates for these limitations by using Adjusted EBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance.  Such GAAP measurements include operating income, net income, cash flows from operations and cash flow data.  The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in Adjusted EBITDA.

2.     Installed Base is the sum of product units/seats under lease or license agreements and inception-to-date sold units/seats. Management believes that installed units/seats are an important gauge of segment performance because it measures historical market placements of leased and sold units/seats and it provides insight into potential markets for service and next generation products. Some sold units/seats may no longer be in use by the Company's casino customers or may have been replaced by other models. Accordingly, the Company does not know precisely the number of units/seats currently in use.